UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 8, 2004

THEGLOBE.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25053	14-1782422
(State or Other Jurisdiction of Incorporation) of Organization	(Commission File Number)	(I.R.S. Employer Identification No.)

110 East Broward Boulevard, Suite 1400, Fort Lauderdale, Florida 33301

(Address of Principal Executive Office) (Zip Code)

(954) 769-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Item 5.     Other Events and Regulation FD Disclosure

$28 million Common Stock and Warrant PIPE Financing

On March 11, 2004, theglobe.com, inc. completed a private offering of 329,916 units (the “Units”) for a purchase price of $85 per Unit (the “Private Offering”). Each Unit consisted of 100 shares of the Company’s common stock, $.001 par value (the “Common Stock”), and warrants to acquire 50 shares of the Common Stock (the “Warrants”).  The Warrants are exercisable for a period of five (5) years commencing 60 days after the initial closing at an initial exercise price of $.001 per share. Assuming the exercise of the Warrants, the aggregate number of shares of Common Stock issued in the Private Offering is 49,487,471 shares for an aggregate consideration of $28,042,900, or approximately $.57 per share. The Company also granted an option to one party to acquire an additional 3,900 Units on or before March 22, 2004 on the same terms.

The Private Offering was directed solely to investors who are sophisticated and accredited within the meaning of applicable securities laws, most of whom were not affiliates with the Company. The purpose of the Private Offering was to raise funds for use primarily in the Company’s developing voiceglo business, including the deployment of networks, website development, marketing, and capital infrastructure expenditures and working capital. Proceeds may also be used in connection with theglobe’s other existing or future business operations.

Halpern Capital, Inc., acted as placement agent for the private offering, and was paid a commission of $1.2 million and issued a warrant to acquire 1,000,000 shares of common stock at $.001 per share.

The securities offered were not registered under the Securities Act of 1933 and may not be offered or resold in the United States absent registration or an applicable exemption from such registration requirements. Pursuant to the terms of the Private Offering the Company is contractually obligated to file a registration statement relating to the resale of the Securities on or about April 22, 2004 and to cause such registration statement to become effective on or about July 6, 2004 (or 30 days earlier if such registration statement is not reviewed by the SEC). In the event the Company is late in any of its registration obligations, it will be liable for payment of a late fee of 5% of the amount raised in the Private Offering per month (not to exceed 25% in the aggregate). Any such late fee may be payable in either cash or additional shares of Common Stock (valued for such purpose at $.57 per share), or any combination of the two, at the option of the Company. Any shares so issued would be included in the foregoing registration statement.

In connection with the Private Offering, Mr. Egan, our Chairman, Chief Executive Officer and principal stockholder, together with certain of his affiliates and other parties, converted a $2,000,000 Convertible Bridge Note, an aggregate of $1,750,000 of Secured Convertible Notes and all of the Company’s outstanding shares of Series F Preferred Stock, and exercised all of the warrants issued in connection with the foregoing Secured Convertible Notes and Series F Preferred Stock, together with certain warrants issued to Dancing Bear Investments (an affiliate of Mr. Egan). As a result of such conversions and exercises, the Company issued an aggregate of approximately 48.75 million shares of Common Stock. After giving effect to the 32,991,647 shares of Common Stock issued in the Private Offering (excluding the Warrants) and the foregoing conversions and exercises, the Company now has issued and outstanding approximately 131,600,000 shares of Common Stock.

At December 31, 2002, the Company had potential net operating loss carryforwards (“NOLs”) available for U.S. and foreign tax purposes of approximately $134 million. The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of NOLs and tax credits in the event of an “ownership change” of a corporation. Due to various changes in our ownership interests beginning in the third quarter of 1997, future utilization of our net operating loss carryforwards prior to the change of ownership was already subject to certain limitations or annual restrictions. In addition, due to the uncertainty surrounding the timing or realization of the benefits of our net operating loss carryforwards in future periods, we have historically recorded a 100% valuation allowance against our otherwise recognizable deferred tax assets. As a result of this Offering and the above described conversions and warrant exercise, the Company may have substantially limited or eliminated, the availability of such net operating loss carryforwards. There can be no assurance that the Company will be able to avail itself of any NOLs.

This Report includes forwardlooking statements related to theglobe.com, inc. that involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to integration of newly acquired businesses (including our recent acquisition of Direct Partner Telecom) and assets, product delivery, product launch dates (particularly as they pertain to our voiceglo services), the Internet, development and protection of technology, the management of growth, market acceptance of our voiceglo VoIP products, our ability to compete successfully against established competitors with greater resources, the uncertainty of future governmental regulation (particularly as it pertains to the Internet and the provision of telephony services using the Internet) and other risks. These forwardlooking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these and other factors that could affect theglobe.com’s future results and business plans, please see the Company’s filings with the Securities and Exchange Commission, including in particular our Annual Report of Form 10K for the year ended December 31, 2002 and our Quarterly Report on Form 10QSB for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. Copies of these filings are available online at http://www.sec.gov. Prospective investors are cautioned that forwardlooking statements are not guarantees of performance. Actual results may differ materially and adversely from management expectations.

Item 7.     Financial Statements, Pro Forma Financial Statements and Exhibits.

(a) (b)

None

(c)

Exhibits.

Exhibit No.	Exhibit Description
4.1	Form of Warrant dated March 5, 2004 to acquire securities of theglobe.com, inc.
99.1	Securities Purchase and Registration Agreement dated March 2, 2004 relating to the purchase of Units of securities of theglobe.com, inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

theglobe.com, inc.

Date: March 17, 2004	By:	/s/ EDWARD CESPEDES
Edward Cespedes President

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